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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form N-1A of our report dated March 6, 2002, relating to the statement of assets and liabilities of the Louisiana Municipal Money Market Fund and the Minnesota Municipal Money Market Fund (the two portfolios comprising the Reserve Municipal Money Market Trust), which appears in such Registration Statement. We also consent to the references to us under the headings "Investment Management, Distribution and Custodian Agreements - Custodian and Independent Accountants" and "Financial Statements" in such Registration Statement.



PricewaterhouseCoopers LLP

New York, New York
March 6, 2002